Exhibit 99.2

AMENDED AND RESTATED

1998 LONG-TERM INCENTIVE

AND

STOCK OPTION PLAN

1. Purpose of the Plan. This Plan shall be known as the “Amended and Restated 1998 Long-Term Incentive and Stock Option Plan” and is hereinafter referred to as the “Plan.” The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of RightNow Technologies, Inc., a Delaware corporation (the “Company”), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options as provided herein. Options granted under this Plan may be either incentive stock options (“Incentive Stock Options”) or options, which do not qualify as Incentive Stock Options.

2. Stock Subject to Plan. Subject to the provisions of Section 12 hereof, the stock to be subject to options under the Plan shall be the Company’s authorized common stock, $0.001 par value per share (the “Common Shares”). Such shares may be either authorized but unissued shares, or issued shares, which have been reacquired by the Company. Subject to adjustment as provided in Section 12 hereof, the maximum number of shares on which options may be exercised shall be 12,305,687 shares. If an option under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options thereafter granted during the term of the Plan.

3. Administration of Plan. (a) The Plan shall be administered by the Board of Directors of the Company or a committee thereof. The members of any such committee shall be appointed by and serve at the pleasure of the Board of Directors and shall include only “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934. (The group administering the Plan shall hereinafter be referred to as the “Committee.”) In addition, to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (such statute, as it may be amended from time to time and all proposed temporary or final Treasury Regulations promulgated thereunder shall be referred to as the “Code”), at all times following the 1998 Annual Meeting of Shareholders of the Company, all members of the Committee shall be “outside directors” within the meaning of Section 162(m) of the Code.

(b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan: (i) to determine the purchase price of the Common Stock covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each, (iii) to determine the terms of exercise of each option, (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option or with the consent of the optionee, (vi) to interpret the Plan, (vii) to prescribe, amend, and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option agreement under the Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 13 herein to amend or terminate the Plan. The Committee’s determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

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(c) The Committee shall select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The grant of an option shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company following such grant. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

4. Eligibility. Incentive Stock Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations within the meaning of Section 424(f) of the Code (hereinafter called “subsidiaries”). Full or part-time employees, consultants, or independent contractors to the Company or one of its subsidiaries shall be eligible to receive options which do not qualify as Incentive Stock Options. In determining the persons to whom options shall be granted and the number of shares subject to each, the Committee may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under this Plan may be granted additional options under the Plan if the Committee shall so determine; provided, however, that for Incentive Stock Options, to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Shares with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of his employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which do not qualify as Incentive Stock Options. Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate his or her employment at any time.

5. Price. The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Shares at the date of grant of such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options shall also be determined by the Committee, but shall not be less than 85% of the fair market value of the Common Shares at the of grant of such option. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Common Shares shall be as reasonably determined by the Committee. If on the date of grant of any option hereunder the Common Shares are not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 5 and in connection therewith shall take such action as it deems necessary or advisable.

6. Term. Each option and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an option may not extend more than ten (10) years from the date of grant of such option.

7. Exercise of Option. (a) The Committee shall have full and complete authority to determine whether an option will be exercisable in full at any time or from time to time during the term thereof, or to provide for the exercise thereof in such installments, upon the occurrence of such events (such as termination of employment for any reason) and at such times during the term of the option as the Committee may determine and specify in the option agreement; provided, however, that; (1) an optionee who is an employee shall have the right to exercise at a rate of at least 20% per year over five years from

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the date the option is granted; (2) if an optionee’s employment with the Company is terminated other than by death or disability or for cause, the optionee may exercise any option granted under the Plan, to the extent the optionee was entitled to exercise the option at the date of termination, for a period of at least 30 days after the date of termination or until the term of the option has expired, whichever date is earlier (any options not so exercised shall terminate); (3) if an optionee shall die while employed by the Company, the optionee’s estate or any person who acquired the right to exercise the option by will or the laws of descent and distribution may exercise the option until the earlier of six months from the optionee’s death or the expiration date of such option, but only to the extent the optionee was entitled to exercise such option at the time of death; (4) if an optionee’s employment shall terminate as a result of disability, then the option may be exercised by the optionee until the earlier of six months after the date of termination due to disability or the expiration date of the option, but only to the extent the optionee was entitled to exercise such option at the time of the termination; and (5) if the employment of the optionee is terminated by the Company for cause, then the option granted to the optionee under the Plan shall terminate 30 days after the date of termination, but only to the extent the optionee was entitled to exercise such option at the time of termination.

(b) The exercise of any option granted hereunder shall only be effective at such time that the sale of Common Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Committee and as specified by the Committee, (i) by delivering certificates for the Company’s Common Shares already owned by the optionee having a fair market value as of the date of grant equal to the full purchase price of the shares, or (ii) by delivering the optionee’s promissory notes, which shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount, or below-market-rate loan pursuant to Sections 483, 1274, or 7872 of the Code or any successor provisions thereto, or (iii) a combination of cash, the optionee’s promissory note and such shares. The fair market value of such tendered shares shall be determined as provided in Section 5 herein. The optionee’s promissory note shall be a full recourse liability of the optionee and may, at the discretion of the Committee, be secured by a pledge of the shares being purchased. Until such person has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.

8. Income Tax Withholding and Tax Bonuses. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income, or other taxes, which are the sole and absolute responsibility of an optionee under the Plan, are withheld or collected from such optionee. In order to assist an optionee in paying all federal and state taxes to be withheld or collected upon exercise of an option which does not qualify as an Incentive Stock Option hereunder, the Committee, in its absolute discretion and subject to such additional terms and conditions as it may adopt, shall permit the optionee to satisfy such tax obligations by (i) electing to have the Company withhold a portion of the shares otherwise to be delivered upon exercise of such option with a fair market value, determined in accordance with Section 5 herein, equal to such taxes or (ii) delivering to the Company Common Shares other than the shares issuable upon exercise of such option with a fair market value, determined in accordance with Section 5, equal to such taxes.

9. Additional Restrictions. The Committee shall have full and complete authority to determine whether all or any part of the Common Shares of the Company acquired upon exercise of any of the options granted under the Plan shall be subject to restrictions on the transferability thereof or any other

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restrictions affecting in any manner the optionee’s rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options.

10. Ten Percent Shareholder Rule. Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Common Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, if any (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(5) of the Code, any such Incentive Stock Option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted and any such option granted under the Plan shall have an option exercise price not less than 110% of the fair market value of the Common Shares of the Company determined as described above.

11. Non-Transferability. No option granted under the Plan shall be transferable by an optionee, otherwise than by will or the laws of descent or distribution. Except as otherwise provided in an option agreement, during the lifetime of an optionee, the option shall be exercisable only by such optionee.

12. Dilution or Other Adjustments. If there shall be any change in the Common Shares through merger, consolidation, combination, reorganization, recapitalization, reclassification, distribution, dividend in the form of stock (of whatever amount), stock split, reverse stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares and the price per share subject to outstanding options and the amount payable upon exercise of outstanding options, in order to prevent dilution or enlargement of option rights.

13. Amendment or Discontinuance of Plan. The Board of Directors may amend or discontinue the Plan at any time. Subject to the provisions of Section 13 no amendment of the Plan, however, shall without shareholder approval: (i) increase the maximum number of shares under the Plan as provided in Section 2 herein, (ii) decrease the minimum price provided in Section 5 herein, (iii) extend the maximum term under Section 6, or (iv) modify the eligibility requirements for participation in the Plan. The Board of Directors shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

14. Time of Granting. Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the shareholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option agreement), shall constitute the granting of an option hereunder.

15. Effective Date and Termination of the Plan. (a) The Plan was approved by the Board of Directors on February 20, 1998, and shall be approved by the shareholders of the Company within twelve (12) months thereof.

(b) Unless the Plan shall have been discontinued as provided in Section 13 hereof, the Plan shall terminate February 20, 2008. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

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16. Financial Statements. At least annually, the Company shall provide a copy of its annual financial statements to all optionees and all persons owning common shares as a result of the exercise of an option under the Plan.

17. Limitation on Number of Shares. At no time shall the total number of securities issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus of similar plan or agreement of the Company exceed 30% of the Company’s Common Shares that are outstanding at the time the calculation is made. Such calculation shall be made in accordance with the conditions and exclusions of California Rule 260.140.45. The 30% limitation set forth above may at any time be increased if approved by the Board of Directors and by at least two-thirds of the outstanding securities entitled to vote.

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